EXHIBIT 99.1

WESTLAKE CHEMICAL ANNOUNCES OFFER TO ACQUIRE NAKAN PVC

COMPOUNDING SOLUTIONS BUSINESS

HOUSTON, September 25, 2018 — Westlake Chemical Corporation (NYSE: WLK) announced today that it has issued an exclusive, binding offer to acquire NAKAN, a global compounding solutions business, from Los Angeles-based private equity firm, OpenGate Capital.

NAKAN, headquartered in Reims, France, has eight production facilities, located in China, France, Germany, Italy, Japan, Mexico, Spain and Vietnam, as well as a world-class research facility in France and application laboratory in the United States. NAKAN’s products are used in a wide-variety of applications, including in the automotive, building and construction, and medical industries. NAKAN generated approximately $300 million of revenue in the most recent twelve-month period.

Under the terms of the offer, which is subject to exclusivity protection, Westlake will pay approximately $265 million in cash, subject to adjustment. The binding offer was made in order to permit NAKAN to proceed with its consultation obligations with French works councils prior to entering into a negotiated, mutually binding purchase agreement.

“The combination of NAKAN with Westlake’s existing compounding business will present an excellent strategic fit. It will allow us to expand our compounding business globally and add important specialty products and technology to our existing portfolio,” said Albert Chao, Westlake’s President and Chief Executive Officer. “NAKAN is an impressive business with an outstanding reputation for meeting customer needs with superior technology, product quality, and operating excellence. We look forward to working with their talented team once they join the Westlake family of companies.”

The transaction is expected to close by early 2019, subject to receipt of regulatory approvals, completion of required employee consultation procedures and other customary closing conditions.

About Westlake

Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the company’s website at www.westlake.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties relate to, among other things, the risks and uncertainties inherent in the petrochemicals, polymers and building products industries discussed in our filings with the Securities and Exchange Commission, as well as the risks and uncertainties inherent in the binding offer and transaction involving NAKAN. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contacts

Media Inquiries: Benjamin Ederington, 713-960-9111

Investor Inquiries: Steve Bender, 713-960-9111